Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-136668) pertaining to the 2005 Equity Performance Plan of etrials Worldwide, Inc. of our report dated March 3, 2008, with respect to the consolidated financial statements of etrials Worldwide, Inc. included in this Annual Report (Form 10-KSB) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Raleigh, North Carolina
March 7, 2008